SECURITIES AND EXCHANGE COMMISSION

                      Washington, DC 20549


                             FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
    Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                  Commission File Number 0-24008

                  Button Gwinnett Financial Corporation
                  -------------------------------------
        (Exact name of registrant as specified in its charter)

  2230 Scenic Highway, Snellville, Georgia 30278, (770) 978-3242
  --------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 Common Stock, par value $0.01 per share
                 ---------------------------------------
       (Title of each class of securities covered by this term)

                               None
                               ----
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  [X] Rule 12g-4(a)(2)(ii) [  ]   Rule 12h-3(b)(2)(i)  [  ]
Rule 12g-4(a)(1)(ii) [ ] Rule 12h-3(b)(1)(i)  [  ]   Rule 12h-3(b)(2)(ii) [  ]
Rule 12g-4(a)(2)(i)  [ ] Rule 12h-3(b)(i)(ii) [  ]   Rule 15d-6           [  ]

Approximate number of holders of records as of the certification or notice date: none

Pursuant  to the requirements of the Securities Exchange  Act  of
1934,  Button  Gwinnett  Financial Corporation  has  caused  this
certification/notice  to  be  signed  on  its   behalf   by   the
undersigned duly authorized person.

                         BUTTON GWINNETT FINANCIAL CORPORATION


DATE: July 1, 1998       By:
                                     Glenn S. White, President